                                                                    EXHIBIT 12.1

                               WEBMD CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                                           NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                    SEPTEMBER 30,
                           ----------------------------------------------------------------------       -------------------------
                             1997         1998          1999            2000             2001              2001            2002
                           --------     --------      ---------      -----------      -----------       -----------      --------
Coverage deficiency        $(28,005)    $(54,048)     $(287,992)     $(3,085,608)     $(6,689,669)      $(6,485,742)     $(73,017)
                           ========     ========      =========      ===========      ===========       ===========      ========


No computation of the ratio of earnings to fixed charges is presented as we had a loss from continuing operations for all periods presented. We needed additional earnings, as indicated by the coverage deficiency for each of the periods presented above, to achieve a ratio of earnings to fixed charges of 1.0X.